EXHIBIT 99

                                  PRESS RELEASE


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                              HARLEYSVILLE NATIONAL
                                   CORPORATION


FOR IMMEDIATE RELEASE
Contact: Walter E. Daller, Jr., President and CEO
Phone: 215-256-8851


                   HARLEYSVILLE NATIONAL CORPORATION ANNOUNCES
                 AGREEMENT TO ACQUIRE CITIZENS BANK & TRUST CO.

HARLEYSVILLE, PA (December 29, 1999)-Harleysville National Corporation (NASDAQ:HNBC) announced today that it has reached a definitive agreement to acquire Citizens Bank & Trust Company, a $130 million community bank based in Palmerton, Pennsylvania, with additional offices in Kresgeville and Walnutport, PA.

     Under the terms of the acquisition, accounted for as a pooling of interest, Citizens Bank & Trust Company shareholders will receive 166 shares of Harleysville National Corporation common stock for each share of Citizens Bank & Trust Company stock. The approximate deal value to Citizens Bank & Trust Company is $29.9 million. This price equates to 21.40 times Citizens Bank & Trust Company's trailing 12 months' earnings (October 1, 1998-September 30, 1999) and 169.33% of their book value as of September 30, 1999.

     Following the acquisition, which is subject to regulatory and shareholder approval, Harleysville National Corporation will have assets of approximately $1.75 billion. The transaction is expected to close mid-year 2000 and will be accretive to earnings within 18 months of closing.

     James A. Wimmer, Chairman of the Board and President of Citizens Bank & Trust Company, stated, "This acquisition represents a wonderful opportunity for our local community bank to align itself with the very successful consortium of community banks that Harleysville National Corporation has put together. Our new affiliation will afford us the opportunity to increase the array of products and services we can offer our customers."

     Walter E. Daller Jr., President and Chief Executive Officer, Harleysville National Corporation, stated, "The Palmerton acquisition represents a perfect geographic fit for our Citizens National Bank franchise, headquartered in Lansford. Strategically, it rounds out our presence in Carbon County, giving us the leading market share there. We look forward to adding Citizens Bank & Trust Company to our corporate family. We view this partnership as a win-win for all concerned-the bank, their customers and shareholders, and the same constituencies at Harleysville. Palmerton is our kind of community with opportunities to leverage our community bank philosophy and enhance shareholder value." Daller also observed, "This is the seventh acquisition for HNC in the past eight years and it is important to note, that after each, we have maintained our 23-year record of earnings per share increases."

     Upon completion of the acquisition, Citizens Bank & Trust Company's banking operations will be merged into those of Citizens National Bank, a wholly-owned subsidiary of Harleysville National Corporation. Citizens National Bank has offices in Lansford, Summit Hill, Lehighton, McAdoo, Honesdale, Slatington, and Lehigh Township in Northampton County.


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     Thomas D. Oleska, President and Chief Executive Officer of Citizens
National Bank, said that, "Citizens Bank & Trust Company looks very much like Citizens National Bank. Not only do we already "share" a name, but we also share the same commitment to our customers and communities. Our partnership will be a natural extension of our two organizations, and all of our customers will have even more local banking offices for their convenience."

     Two members of Citizens Bank & Trust Company's board of directors will join Citizens National Bank's board. James A. Wimmer, Chairman of the Board and President of Citizens Bank & Trust Company, will join the board of directors of Harleysville National Corporation.

     Harleysville National Corporation is a bank holding company with total assets in excess of $1.6 billion. Harleysville National Corporation and its three wholly-owned bank subsidiaries, located in eastern Pennsylvania, include:
Harleysville National Bank and Trust Company, headquartered in Harleysville, operating 23 offices throughout Montgomery, Bucks and Chester Counties; Citizens National Bank, headquartered in Lansford, operating eight offices throughout Carbon, Wayne, Schuylkill, Lehigh and Northampton Counties; Security National Bank, headquartered and operating four offices in Pottstown, Montgomery County; and HNC Financial Company.


This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


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